Exhibit 4.7

INTEGRA RESOURCES CORP.

AMENDED AND RESTATED

EQUITY INCENTIVE PLAN

May 16, 2022

PART 1
PURPOSE

1.1 Purpose

The purpose of this Plan is to secure for the Company and its shareholders the benefits inherent in share ownership by the employees, consultants and directors of the Company and its affiliates who, in the judgment of the Board, will be largely responsible for its future growth and success. It is generally recognized that equity incentive plans of the nature provided for herein: (a) aid in retaining and encouraging individuals of exceptional ability because of the opportunity offered to them to acquire a proprietary interest in the Company; and (b) promote a greater alignment of interests between such persons and shareholders of the Company.

1.2 Available Awards

Awards that may be granted under this Plan include:

(a) Options;

(b) Restricted Share Units; and

(c) Deferred Share Units.

1.3 Purchase Program

Program Shares may also be purchased by Eligible Employees pursuant to the Purchase Program under this Plan.

PART 2
INTERPRETATION

2.1 Definitions

(a) "Affiliate" has the meaning set forth in the Exchange's Corporate Finance Manual.

(b) "Award" means any right granted under this Plan, including Options, Restricted Share Units and Deferred Share Units.

(c) "Base Compensation" has the meaning set forth in Section 5.2 of this Plan.

(d) "BCBCA" means the Business Corporations Act (British Columbia).

(e) "Blackout Period" means an interval of time during which the Company has determined, pursuant to the Company's internal trading policies, that one or more Participants may not trade any securities of the Company because they may be in possession of undisclosed material information pertaining to the Company, or otherwise prohibited by law from trading any securities of the Company.

(f) "Board" means the board of directors of the Company.

(g) "Cashless Exercise Right" has the meaning set forth in Section 3.6 of this Plan.

(h) "Change of Control" means, in respect of the Company:

(i) if, as a result of or in connection with the election of directors, the people who were directors (or who were entitled under a contractual arrangement to be directors) of the Company before the election cease to constitute a majority of the Board, unless the directors have been nominated by management, corporate investors, or approved of by a majority of the previously serving directors;

(ii) any transaction at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert as a single control group or any affiliate (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company) or any one or more directors thereof hereafter "beneficially owns" (as defined in the BCBCA) directly or indirectly, or acquires the right to exercise control or direction over, voting securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company, as the case may be, in any manner whatsoever;

(iii) the sale, assignment, lease or other transfer or disposition of more than 50% of the assets of the Company to a Person or any group of two or more Persons acting jointly or in concert (other than a wholly-owned subsidiary of the Company or in connection with a reorganization of the Company);

(iv) the occurrence of a transaction requiring approval of the Company's shareholders whereby the Company is  acquired through consolidation, merger, exchange of securities involving all of the Company's voting securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any Person or any group of two or more Persons acting jointly or in concert (other than a short-form amalgamation of the Company or an exchange of securities with a wholly-owned subsidiary of the Company or a reorganization of the Company); or

(v) any sale, lease, exchange, or other disposition of all or substantially all of the assets of the Company other than in the ordinary course of business.

For the purposes of the foregoing, "voting securities" means Shares and any other shares entitled to vote for the election of directors and shall include any securities, whether or not issued by the Company, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

(i) "Code" means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding guidance thereunder.

(j) "Committee" has the meaning set forth in Section 9.1.

(k) "Company" means Integra Resources Corp.

(l) "Compensation" means total compensation received by a Participant from the Company or a subsidiary in accordance with the terms of employment during the applicable payroll period.

(m) "Consultant" has the meaning set forth in the Exchange's Corporate Finance Manual and (i) are natural persons; (ii) provide bona fide services to the Company; and (iii) such services are not in connection with the offer or sale of securities in capital-raising transactions, and do not directly or indirectly promote or maintain a market for the Company's securities.

(n) "Deferred Payment Date" for a Participant means the date after the Restricted Period in respect of Restricted Share Units which is the earlier of (i) the date which the Participant has elected to defer receipt of the underlying Shares in accordance with Section 4.5 of this Plan; and (ii) the Participant's Separation Date.

(o) "Deferred Share Unit" means a right granted to a Participant  by the Company as compensation for employment or consulting services as a Director or Officer, to receive, for no additional cash consideration, Shares of the Company on a deferred basis that, upon vesting, may be paid in cash or Shares of the Company in accordance with Section 5.8 of this Plan..

(p) "Deferred Share Unit Grant Date" has the meaning set forth in Section 5.2 of this Plan.

(q) "Deferred Share Unit Grant Letter" has the meaning set forth in Section 5.4 of this Plan.

(r) "Designated Affiliate" means subsidiaries of the Company and any Person that is an Affiliate of the Company, in each case designated by the Committee from time to time as a Designated Affiliate for purposes of this Plan.

(s) "Director Retirement" in respect of a Participant, means the Participant ceasing to hold any directorships with the Company, any Designated Affiliate and any entity related to the Company for purposes of the Income Tax Act (Canada) after attaining a stipulated age in accordance with the Company's normal retirement policy, or earlier with the Company's consent.

(t) "Director Termination" means the removal of, resignation or failure to re-elect an Eligible Director (excluding a Director Retirement) as a director of the Company, a Designated Affiliate and any entity related to the Company for purposes of the Income Tax Act (Canada).

(u) "Discounted Market Price" has the meaning set forth in the Exchange's Corporate Finance Manual.

(v) "Disinterested Shareholder Approval" means a majority of the votes attached to Shares held by shareholders of the Company, but excluding those persons with an interest in the subject matter of the resolution, as set out in the Exchange's Corporate Finance Manual.

(w) "Effective Date" has the meaning set forth in Section 8.9.

(x) "Eligible Consultant" means Consultants who are entitled to receive equity incentives pursuant to the rules of the Exchange.

(y) "Eligible Director" means a director of the Company or any Designated Affiliate who is, as such, eligible for participation in this Plan.

(z) "Eligible Employees" means employees (including officers) of the Company or any Designated Affiliate thereof, whether or not they have a written employment contract with Company, determined by the Committee.

(aa) "Eligible Person" means an Eligible Employee, Eligible Consultant or Eligible Director.

(bb) "Employer Contribution" means, in respect of a Program Participant, an amount equal to, at the Board's sole option, up to 100% of the Program Shares purchased under the Purchase Program by the Program Agent on behalf of the Program Participant for the applicable payroll period.

(cc) "Employer Shares" has the meaning set forth in Section 6.20 of this Plan.

(dd) "Exchange" means the TSX Venture Exchange, or any successor principal Canadian stock exchange upon which the Shares may become listed.

(ee) "Fair Market Value" with respect to one Share as of any date shall mean (i) if the Shares are listed on an Exchange, the price of one Share at the close of the regular trading session of such Exchange on the last trading day prior to such date; and (ii) if the Shares are not listed on an Exchange, the fair market value as determined in good faith by the Board, through the exercise of a reasonable application of a reasonable valuation method in accordance with the requirements of Section 409A of the Code and applicable regulations and guidance thereunder.

(ff) "Incentive Stock Option" means an Option granted under the Plan that is designated, in the applicable stock option agreement or the resolutions under which the Option grant is authorized, as an "incentive stock option" with the meaning of Section 422 of the Code and otherwise meets the requirements to be an "incentive stock option" set forth in Section 422 of the Code.

(gg) "Insider" has the meaning set forth in the Exchange's Corporate Finance Manual.

(hh) "Investor Relations Service Provider" has the meaning set forth in the Exchange's Corporate Finance Manual.

(ii) "Market Price" has the meaning set forth in the Exchange's Corporate Finance Manual, or such other calculation of market price as may be determined by the Board.

(jj) "Net Exercise Right" has the meaning set forth in Section 3.5 of this Plan.

(kk) "Non-qualified Stock Option" means an Option granted under the Plan that is not an Incentive Stock Option.

(ll) "Option" means an option granted under the terms of this Plan, including Incentive Stock Options and Non-qualified Stock Options.

(mm) "Option Period" means the period during which an Option is outstanding.

(nn) "Option Shares" has the meaning set forth in Section 3.5 of this Plan.

(oo) "Optionee" means an Eligible Person to whom an Option has been granted under the terms of this Plan.

(pp) "Original Plan" has the meaning set forth in Section 8.1 of this Plan.

(qq) "Participant" means an Eligible Person who participates in this Plan.

(rr) "Person" includes any individual and any corporation, company, partnership, governmental authority, joint venture, association, trust, or other entity.

(ss) "Plan" means this Equity Incentive Plan, as it may be amended and restated from time to time.

(tt) "Program Participant" means an Eligible Employee who participates in the Purchase Program.

(uu) "Program Shares" means Shares purchased pursuant to the Purchase Program.

(vv) "Program Agent" means the agent appointed by the Company from time to time to administer the Purchase Program.

(ww) "Purchase Program" means the purchase program for Eligible Employees to purchase Program Shares as set out herein.

(xx) "Redemption Notice" means a written notice by a Participant, or the administrator or liquidator of the estate of a Participant, to the Company stating a Participant's request to redeem his or her Restricted Share Units or Deferred Share Units.

(yy) "Restricted Period" means any period of time that a Restricted Share Unit is not vested and the Participant holding such Restricted Share Unit remains ineligible to receive the relevant Shares or cash in lieu thereof, determined by the Board in its absolute discretion, and with respect to U.S. Taxpayers the Restricted Share Units remain subject to a substantial risk of forfeiture within the meaning of Section 409A of the Code, however, such period of time and, with respect to U.S. Taxpayers the substantial risk of forfeiture, may be reduced or eliminated from time to time and at any time and for any reason as determined by the Board, including, but not limited to, circumstances involving death or disability of a Participant.

(zz) "Restricted Share Unit" means a right granted to a Participant by the Company as compensation for employment or consulting services or services as a Director or  Officer, to receive, for no additional consideration, Shares of the Company upon specified vesting criteria being satisfied and which may provide that, upon vesting, the Award may be paid in cash or Shares in accordance with Section 4.12 of this Plan..

(aaa) "Restricted Share Unit Grant Letter" has the meaning set forth in Section 4.3 of this Plan.

(bbb) "Retirement" in respect of an Eligible Employee, means the Eligible Employee ceasing to hold any employment with the Company or any Designated Affiliate after attaining a stipulated age in accordance with the Company's normal retirement policy, or earlier with the Company's consent.

(ccc) "Retirement Date" means the date that a Participant ceases to hold any employment (including any directorships) with the Company or any Designated Affiliate pursuant to such Participant's Retirement or Termination

(ddd) "Separation Date" means the date that a Participant ceases to be an Eligible Person.

(eee) "Separation from Service" has the meaning ascribed to it under Section 409A of the Code.

(fff) "Shares" means the common shares of the Company.

(ggg) "Specified Employee" means a U.S. Taxpayer who meets the definition of "specified employee", as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

(hhh) "Tax Obligations" means the amount of all withholding required under any governing tax law with respect to the payment of any amount with respect to the redemption of a Restricted Share Unit or Deferred Share Unit, including amounts funded by the Company on behalf of previous withholding tax payments and owed by the Participant to the Company or with respect to the exercise of an Option, as applicable.

(iii) "Termination" means the termination of the employment (or consulting services) of an Eligible Employee or Eligible Consultant with or without cause by the Company or a Designated Affiliate or the cessation of employment (or consulting services) of the Eligible Employee or Eligible Consultant with the Company or a Designated Affiliate as a result of resignation or otherwise, other than the Retirement of the Eligible Employee.

(jjj) "Trading Day" means a day on which the Shares are traded on the Exchange or, in the event that the Shares are not traded on the Exchange, such other stock exchange on which the Shares are then traded.

(kkk) "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

(lll) "U.S. Taxpayer" means a Participant who is a U.S. citizen, U.S. permanent resident or other person who is subject to taxation on their income under the United States Internal Revenue Code of 1986, as amended.

(mmm) ""VWAP" means the volume weighted average trading price of the Shares on the Exchange calculated by dividing the total value by the total volume of such securities traded for the five Trading Days immediately preceding the applicable reference date.

2.2 Interpretation

(a) This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

(b) Whenever the Board or Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board or Committee.

(c) As used herein, the terms "Part" or "Section" mean and refer to the specified Part or Section of this Plan, respectively.

(d) Where the word "including" or "includes" is used in this Plan, it means "including (or includes) without limitation".

(e) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(f) Unless otherwise specified, all references to money amounts are to Canadian dollars.

PART 3
STOCK OPTIONS

3.1 Participation

The Company may from time to time grant Options to Participants pursuant to this Plan.

3.2 Price

The exercise price per Share of any Option shall be not less than 100% of the Market Price on the date of grant, provided that with respect to an Option granted to a U.S. Taxpayer, the exercise price per Share shall not be less than the Fair Market Value on the date of grant of the Option. Notwithstanding the foregoing, and provided that the minimum exercise price is not less than the Discounted Market Price, the Company may designate an exercise price less than the Fair Market Value on the date of grant if the Option: (i) is granted in substitution of a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate, or (ii) otherwise is structured to be exempt from, or to comply with, Section 409A of the Code, in the case of Options awarded to U.S. Taxpayers.

3.3 Grant of Options

The Board, on the recommendation of the Committee, may at any time authorize the granting of Options to such Participants as it may select for the number of Shares that it shall designate, subject to the provisions of this Plan. The date of grant of an Option shall, unless otherwise determined by the Board, be (i) the date such grant was approved by the Committee for recommendation to the Board, provided the Board approves such grant; or (ii) for a grant of an Option not approved by the Committee for recommendation to the Board, the date such grant was approved by the Board.

Each Option granted to a Participant shall be evidenced by a stock option agreement with terms and conditions consistent with this Plan and as approved by the Board on the recommendation of the Committee (which terms and conditions need not be the same in each case and may be changed from time to time, subject to Section 8.10 of this Plan, and the approval of any material changes by the Exchange or such other exchange or exchanges on which the Shares are then traded).

3.4 Terms of Options

The Option Period shall be five years from the date such Option is granted or such greater duration, up to a maximum of ten years from the date of grant, or lesser duration as the Board, on the recommendation of the Committee, may determine at the date of grant, and may thereafter be reduced with respect to any such Option as provided in Section 3.6 hereof covering termination of employment or engagement of the Optionee or death of the Optionee; provided, however, that at any time the expiry date of the Option Period in respect of any outstanding Option under this Plan should be determined to occur during a Blackout Period imposed by the Company, the expiry date of such Option Period shall be deemed to be the date that is the tenth business day following the expiry of the Blackout Period.

Unless otherwise determined from time to time by the Board, and subject to the rules and policies of the Exchange, on the recommendation of the Committee, Options shall vest and may be exercised (in each case to the nearest full Share) during the Option Period as follows:

(a) for an Eligible Employee, annually over a thirty-six-month period, with one-third of the Options vesting on the date which is twelve months after grant, and an additional one-third each twelve months thereafter; and

(b) for an Eligible Director, annually over a twenty-four-month period, with one-third of the Options vesting on the date of grant, and an additional one-third each twelve months thereafter.

Options granted to any Investor Relations Service Providers must vest in stages over a period of not less than twelve months, in accordance with the vesting restrictions set out in Section 4.4(c) of Exchange Policy 4.4.

Except as set forth in Section 3.6, no Option may be exercised unless the Optionee is at the time of such exercise:

(a) in the case of an Eligible Employee, in the employ of the Company or a Designated Affiliate and shall have been continuously so employed or retained since the grant of the Option;

(b) in the case of an Eligible Consultant, a Consultant of the Company or a Designated Affiliate and shall have been such a Consultant continuously since the grant of the Option; or

(c) in the case of an Eligible Director, a director of the Company or a Designated Affiliate and shall have been such a director continuously since the grant of the Option.

The exercise of any Option will be contingent upon the Optionee having entered into a stock option agreement with the Company on such terms and conditions as have been approved by the Board, on the recommendation of the Committee, and which incorporates by reference the terms of this Plan. The exercise of any Option will, subject to Section 3.5, also be contingent upon receipt by the Company of cash payment of the full purchase price of the Shares being purchased.

An Exchange four month hold period will be imposed from the date of grant of the Option on all Options awarded to Insiders of the Company and on all Options for which the exercise price per Share of any Option is based on a discount to the Market Price.

Shares issuable upon exercise of the Options may be subject to a hold period or trading restrictions.  In addition, no Optionee who is resident in the U.S. may exercise Options unless the Shares to be issued upon exercise of the Options are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

3.5 Net Exercise Right

Subject to the rules and policies of the Exchange, and except with respect to Incentive Stock Options awarded to U.S. Taxpayers and Options held by Investor Relations Service Providers, Participants have the right (the "Net Exercise Right"), in lieu of the right to exercise an Option, to terminate such Option in whole or in part by notice in writing delivered by the Participant to the Company electing to exercise the Net Exercise Right and, in lieu of receiving the Shares to which such terminated Option relates, to receive the number of Shares (the "Option Shares"), disregarding fractions, which is equal to the quotient obtained by dividing:

(a) the product of the number of Options being exercised multiplied by the difference between the VWAP of the Shares on the date of exercise and the exercise price; by

(b) the VWAP of the Shares on the date of exercise,

and, where the Participant is subject to the Income Tax Act (Canada) in respect of the Option, the Company shall make the election provided for in subsection 110(1.1) of the Income Tax Act (Canada). For greater certainty, the number of Shares determined by the above formula may be reduced by that amount of Tax Obligations applicable to the receipt of the Option Shares.

If a Participant exercises a Net Exercise Right in connection with an Option, it is exercisable only to the extent and on the same conditions that the related Option is exercisable under this Plan.

3.6 Cashless Exercise Right

Subject to the rules and policies of the Exchange and the provisions of this Plan, the Board may determine in its discretion to grant a Participant the right to exercise an Option on a "cashless exercise" basis, on such terms and conditions as the Board may determine in its discretion (including with respect to the withholding and remittance of taxes imposed under applicable law) (the "Cashless Exercise Right").

Pursuant to an arrangement between the Company and a brokerage firm, the brokerage firm will loan money to a Participant to purchase the Shares underlying the Participant's Options, with the brokerage firm then selling a sufficient number of Shares to cover the exercise price of the Options in order to repay the loan made to the Participant.  The Participant will then receive the balance of Shares underlying the Participant's Options or the cash proceeds from the balance of such Shares underlying the Participant's Options. In either case, the Company shall promptly receive an amount equal to the exercise price and all applicable withholding obligations, as determined by the Company, against delivery of the Shares to settle the applicable trade.

In connection with a Cashless Exercise Right, if any, the Participant shall (i) deliver written notice to the Company electing to exercise the Cashless Exercise Right and (ii) comply with any applicable tax withholding obligations and with such other procedures and policies as the Company may prescribe from time to time, including prior written consent of the Board in connection with such exercise.

3.7 Effect of Termination of Employment or Death

If an Optionee:

(a) dies while employed by, a Consultant to or while a director of the Company or a Designated Affiliate, any Option that had vested and was held by him or her at the date of death shall become exercisable in whole or in part, but only by the person or persons to whom the Optionee's rights under the Option shall pass by the Optionee's will or applicable laws of descent and distribution. Unless otherwise determined by the Board, and subject to the rules and policies of the Exchange, on the recommendation of the Committee, all such Options shall be exercisable only to the extent that the Optionee was entitled to exercise the Option at the date of his or her death and only for twelve months after the date of death or prior to the expiration of the Option Period in respect thereof, whichever is sooner;

(b) ceases to be employed by, a Consultant to or act as a director of the Company or a Designated Affiliate for cause, no Option held by such Optionee will, unless otherwise determined by the Board, on the recommendation of the Committee, and subject to the rules and policies of the Exchange, be exercisable following the date on which such Optionee ceases to be so employed or engaged; and

(c) ceases to be employed by, a Consultant to or act as a director of the Company or a Designated Affiliate for any reason other than cause then, unless otherwise determined by the Board, on the recommendation of the Committee, and subject to the rules and policies of the Exchange, any Option that had vested and is held by such Optionee at the effective date thereof shall become exercisable for a period of up to twelve months thereafter or prior to the expiration of the Option Period in respect thereof, whichever is sooner.

3.8 Reduction in Exercise Price

Disinterested Shareholder Approval (as required by the Exchange) will be obtained for any reduction in the exercise price of or extensions to any Option granted under this Plan if the holder thereof is an Insider of the Company at the time of the proposed amendment.

3.9 Change of Control

In the event of a Change of Control, all Options outstanding shall vest immediately and be settled by the issuance of Shares or cash, except Options granted to Investor Relations Service Providers, unless prior Exchange approval is obtained.

3.10 Incentive Stock Options

(a) Maximum Number of Shares for Incentive Stock Options.  The aggregate number of Shares available for Incentive Stock Options is 3,000,000, subject to adjustment pursuant to Section 8.3 of this Plan and subject to the provisions of Sections 422 and 424 of the Code; provided, however, that such aggregate number of Shares must not exceed the limits stipulated in Section 8.1.

(b) Designation of Options.  Each stock option agreement with respect to an Option granted to a U.S. Taxpayer shall specify whether the related Option is an Incentive Stock Option or a Non-qualified Stock Option.  If no such specification is made in the stock option agreement or in the resolutions authorizing the grant of the Option, the related Option will be a Non-qualified Stock Option.

(c) Special Requirements for Incentive Stock Options.  In addition to the other terms and conditions of this Plan (and notwithstanding any other term or condition of this Plan to the contrary), the following limitations and requirements will apply to an Incentive Stock Option:

(i) An Incentive Stock Option may be granted only to an employee of the Company, or an employee of a subsidiary of the Company within the meaning of Section 424(f) of the Code.

(ii) The aggregate Fair Market Value of the Shares (determined as of the applicable grant date) with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Taxpayer during any calendar year (pursuant to this Plan and all other plans of the Company and of any Parent or Subsidiary, as defined in Sections 424(e) and (f) respectively of the Code) will not exceed US$100,000 or any other limitation subsequently set forth in Section 422(d) of the Code.  To the extent that an Option that is designated as an Incentive Stock Option becomes exercisable for the first time during any calendar year for Shares having a Fair Market Value greater than US$100,000, the portion that exceeds such amount will be treated as a Non-qualified Stock Option.

(iii) The exercise price per Share payable upon exercise of an Incentive Stock Option will be not less than 100% of the Fair Market Value of a Share on the applicable grant date; provided, however, that the exercise price per Share payable upon exercise of an Incentive Stock Option granted to a U.S. Taxpayer who is a 10% Shareholder (within the meaning of Sections 422 and 424 of the Code) on the applicable grant date will be not less than 110% of the Fair Market Value of a Share on the applicable grant date.

(iv) No Incentive Stock Option may be granted more than 10 years after the earlier of (i) the date on which this Plan, or an amendment and restatement of the Plan, as applicable, is adopted by the Board; or (ii) the date on which this Plan, or an amendment and restatement of this Plan, as applicable, is approved by the shareholders of the Company.

(v) An Incentive Stock Option will terminate and no longer be exercisable no later than 10 years after the applicable date of grant; provided, however, that an Incentive Stock Option granted to a U.S. Taxpayer who is a 10% Shareholder (within the meaning of Sections 422 and 424 of the Code) on the applicable grant date will terminate and no longer be exercisable no later than 5 years after the applicable grant date.

(vi) An Incentive Stock Options shall be exercisable in accordance with its terms under the Plan and the applicable stock option agreement and related exhibits and appendices thereto.  However, in order to retain its treatment as an Incentive Stock Option for U.S. federal income tax purposes, the Incentive Stock Option must be exercised within the time periods set forth below.  The limitations below are not intended to, and will not, extend the time during which an Option may be exercised pursuant to the terms of such Option.

(A) For Incentive Stock Option treatment, if a U.S. Taxpayer who has been granted an Incentive Stock Option ceases to be an employee due to the disability of such U.S. Taxpayer (within the meaning of Section 22(e) of the Code), such Incentive Stock Option must be exercised (to the extent such Incentive Stock Option is exercisable pursuant to its terms) by the date that is one year following the date of such disability (but in no event beyond the term of such Incentive Stock Option).

(B) For Incentive Stock Option treatment, if a U.S. Taxpayer who has been granted an Incentive Stock Option ceases to be an employee for any reason other than the death or disability of such U.S. Taxpayer, such Incentive Stock Option must be exercised (to the extent such Incentive Stock Option otherwise is exercisable pursuant to its terms) by such U.S. Taxpayer within three months following the date of termination (but in no event beyond the term of such Incentive Stock Option).

(C) For purposes of this Section 3.10(c)(vi), the employment of a U.S. Taxpayer who has been granted an Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Company that does not exceed three months; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such three month limitation will not apply, or (b) a transfer from one office of the Company (or of any Subsidiary) to another office of the Company (or of any Subsidiary) or a transfer between the Company and any Subsidiary.

(vii) An Incentive Stock Option granted to a U.S. Taxpayer may be exercised during such U.S. Taxpayer's lifetime only by such U.S. Taxpayer.

(viii) An Incentive Stock Option granted to a U.S. Taxpayer may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by such U.S. Taxpayer, except by will or by the laws of descent and distribution.

(ix) In the event the Plan is not approved by the shareholders of the Company in accordance with the requirements of Section 422 of the Code within twelve months of the date of adoption of the Plan, Options otherwise designated as Incentive Stock Options will be Non-qualified Stock Options.

(x) The Company shall have no liability to a U.S. Taxpayer or any other party if any Option (or any part thereof) intended to be an Incentive Stock Option is not an Incentive Stock Option

PART 4
RESTRICTED SHARE UNITS

4.1 Participants

Subject to the restriction in Section 8.1(c), the Board, on the recommendation of the Committee, may grant, in its sole and absolute discretion, to any Participant, rights to receive any number of fully paid and non-assessable Shares ("Restricted Share Units") as a discretionary payment in consideration of past services to the Company or as an incentive for future services, subject to this Plan and with such additional provisions and restrictions as the Board may determine.

4.2 Maximum Number of Shares

The aggregate maximum number of Shares available for issuance from treasury underlying Restricted Shares Units under this Plan, subject to adjustment pursuant to Section 8.3 and subject to the limits stipulated in Section 8.1, shall not exceed 2,000,000 Shares. Any Shares subject to a Restricted Share Unit which has been granted under the Plan and which has been cancelled or terminated in accordance with the terms of the Plan without the applicable Restricted Period having expired will again be available under the Plan.

Such aggregate maximum number of Shares subject to Restricted Share Units which have been granted under this Plan shall be subject to the approval of the disinterested shareholders of the Company to be given by a resolution passed at a meeting of the shareholders of the Company and acceptance by the Exchange or any regulatory authority having jurisdiction over the securities of the Company.

The aggregate maximum number of Shares underlying Restricted Share Units and Deferred Share Units under this Plan that may be issued to any one Participant: (i) at the time of grant shall not exceed 1% of the Company's issued and outstanding Shares; and (ii) within a twelve-month period shall not exceed 2% of the Company's issued and outstanding Shares.

4.3 Restricted Share Unit Grant Letter

Each grant of a Restricted Share Unit under this Plan shall be evidenced by a grant letter (a "Restricted Share Unit Grant Letter") issued to the Participant by the Company. Such Restricted Share Unit Grant Letter shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board, on the recommendation of the Committee, deems appropriate for inclusion in a Restricted Share Unit Grant Letter. The provisions of the various Restricted Share Unit Grant Letters issued under this Plan need not be identical.

4.4 Restricted Period

Concurrent with the determination to grant Restricted Share Units to a Participant, the Board, on the recommendation of the Committee, and subject to the restrictions in Section 8.4, shall determine the Restricted Period applicable to such Restricted Share Units. In addition, at the sole discretion of the Board, at the time of grant, the Restricted Share Units may be subject to performance conditions to be achieved by the Company or a class of Participants or by a particular Participant on an individual basis, within a Restricted Period, for such Restricted Share Units to entitle the holder thereof to receive the underlying Shares or cash in lieu thereof.

4.5 Deferred Payment Date

Participants who are residents of Canada for the purposes of the Income Tax Act (Canada) and not a U.S. Taxpayer may elect to defer to receive all or any part of the Shares, or cash in lieu thereof, underlying Restricted Share Units until one or more Deferred Payment Dates. Any other Participants may not elect a Deferred Payment Date.

4.6 Prior Notice of Deferred Payment Date

Participants who elect to set a Deferred Payment Date must give the Company written notice of the Deferred Payment Date(s) not later than thirty days prior to the expiration of the Restricted Period. For certainty, Participants shall not be permitted to give any such notice after the day which is thirty days prior to the expiration of the Restricted Period and a notice once given may not be changed or revoked.

4.7 Retirement or Termination during Restricted Period

In the event and to the extent of the Retirement or Termination and/or, as applicable, the Director Retirement or Director Termination of a Participant from all such roles with the Company during the Restricted Period, any Restricted Share Units held by the Participant shall immediately terminate and be of no further force or effect; provided, however, that the Board shall have the absolute discretion to modify the grant of the Restricted Share Units  to provide that the Restricted Period shall terminate immediately prior to the date of such occurrence.

4.8 Retirement or Termination after Restricted Period

Subject to Section 8.4, in the event and to the extent of the Retirement or Termination and/or, as applicable, the Director Retirement or Director Termination of the Participant from all such roles with the Company following the Restricted Period and prior to a Deferred Payment Date (as elected by a Participant who is not a U.S. Taxpayer), the Participant shall be entitled to receive, and the Company shall issue forthwith, Shares or cash in lieu thereof in satisfaction of the Restricted Share Units then held by the Participant.

4.9 Death or Disability of Participant

In the event of the death or total disability of a Participant, any Shares or cash in lieu thereof represented by Restricted Share Units held by the Participant shall be immediately issued by the Company to the Participant or legal representative of the Participant.

4.10 Payment of Dividends

Subject to the absolute discretion of the Board and the limits stipulated in Section 8.1 of this Plan, in the event that a dividend (other than a stock dividend) is declared and paid by the Company on the Shares, a Participant may be credited with additional Restricted Share Units. Notwithstanding the foregoing, the Company will settle such dividends in cash in the event it does not have sufficient Shares to satisfy the obligation in Shares. The number of such additional Restricted Share Units, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Restricted Share Units (including Restricted Share Units in which the Restricted Period has expired but the Shares have not been issued due to a Deferred Payment Date) in the Participant's account on the dividend record date had been outstanding Shares (and the Participant held no other Shares) by (b) the Market Price of the Shares on the date on which such dividends were paid.  Additional Restricted Share Units awarded pursuant to this section 4.10 shall be subject to the same terms and conditions as the underlying Restricted Share Units to which they relate.

4.11 Change of Control

In the event of a Change of Control, all Restricted Share Units outstanding shall vest immediately and be settled by the issuance of Shares or cash notwithstanding the Restricted Period and any Deferred Payment Date.

4.12 Redemption of Restricted Share Units

Except to the extent prohibited by the Exchange, upon expiry of the applicable Restricted Period (or on the Deferred Payment Date, as applicable), the Company shall redeem Restricted Share Units in accordance with the election made in a Redemption Notice given by the Participant to the Company by:

(a) issuing to the Participant one Share for each Restricted Share Unit redeemed provided the Participant makes payment to the Company of an amount equal to the Tax Obligation required to be remitted by the Company to the taxation authorities as a result of the redemption of the Restricted Share Units;

(b) subject to the discretion of the Company, paying in cash to, or for the benefit of, the Participant, the value of any Restricted Share Units being redeemed, less any applicable Tax Obligation; or

(c) a combination of any of the Shares or cash in (a) or (b) above.

The Shares shall be issued and the cash, if any, shall be paid as a lump-sum by the Company within ten business days of the date the Restricted Share Units are redeemed pursuant to this Part 4.  Restricted Share Units of U.S. Taxpayers will be redeemed as soon as possible following the end of the Restricted Period (as set forth in the Restricted Share Unit Grant Letter or such earlier date on which the Restricted Period is terminated pursuant to this Part 4), and in all cases by the end of the calendar year in which the Restricted Period ends, or if later, by the date that is two and one-half months following the end of the Restricted Period.  A Participant shall have no further rights respecting any Restricted Share Unit which has been redeemed in accordance with this Plan.

No Participant who is resident in the U.S. may receive Shares for redeemed Restricted Share Units unless the Shares to be issued upon redemption of the Restricted Share Units are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

PART 5
DEFERRED SHARE UNITS

5.1 Participants

Subject to the restriction in Section 8.1(c), the Board, on the recommendation of the Committee, may grant, in its sole and absolute discretion, to any Participant, rights to receive any number of fully paid and non-assessable Shares ("Deferred Share Units") subject to this Plan and with such additional provisions and restrictions as the Board may determine

5.2 Establishment and Payment of Base Compensation

An annual compensation amount payable to Participants (the "Base Compensation") shall be established from time-to-time by the Board.

Each Participant may elect, subject to Committee approval, to receive in Deferred Share Units up to 100% of his or her Base Compensation by completing and delivering a written election to the Company on or before November 15th of the calendar year ending immediately before the calendar year in which the services giving rise to the compensation to be deferred are performed.  Such election will be effective with respect to compensation for services performed in the calendar year following the date of such election.

All Deferred Share Units granted with respect to Base Compensation will be credited to the Participant's account when such Base Compensation is payable (the "Deferred Share Unit Grant Date"). The Participant's account will be credited with the number of Deferred Share Units calculated to the nearest thousandths of a Deferred Share Unit, determined by dividing the dollar amount of compensation payable in Deferred Share Units on the Deferred Share Unit Grant Date by the Market Price.  Fractional Deferred Shares Units will not be issued and any fractional entitlements will be rounded down to the nearest whole number.

5.3 Maximum Number of Shares

The aggregate maximum number of Shares available for issuance from treasury underlying Deferred Shares Units under this Plan, subject to adjustment pursuant to Section 8.3, and subject to the limits stipulated in Section 8.1, shall not exceed 1,000,000 Shares. Any Shares subject to a Deferred Share Unit which has been granted under the Plan and which has been cancelled or terminated in accordance with the terms of the Plan will again be available under the Plan.

Such aggregate maximum number of Shares subject to Deferred Share Units which have been granted under this Plan shall be subject to the approval of the disinterested shareholders of the Company to be given by a resolution passed at a meeting of the shareholders of the Company and acceptance by the Exchange or any regulatory authority having jurisdiction over the securities of the Company.

The aggregate maximum number of Shares underlying Restricted Share Units and Deferred Share Units under this Plan that may be issued to any one Participant: (i) at the time of grant shall not exceed 1% of the Company's issued and outstanding Shares; and (ii) within a twelve-month period shall not exceed 2% of the Company's issued and outstanding Shares.

5.4 Deferred Share Unit Grant Letter

Each grant of a Deferred Share Unit under this Plan shall be evidenced by a grant letter (a "Deferred Share Unit Grant Letter") issued to the Participant by the Company. Such Deferred Share Unit Grant Letter shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions (including without limitation any recoupment, reimbursement or claw-back compensation policy as may be adopted by the Board from time to time) which are not inconsistent with this Plan and which the Board, on the recommendation of the Committee, deems appropriate for inclusion in a Deferred Share Unit Grant Letter. The provisions of the various Deferred Share Unit Grant Letters issued under this Plan need not be identical.

5.5 Death or Disability of Participant

In the event of the death or total disability of a Participant who is not a U.S. Taxpayer, the legal representative of the Participant shall provide a written Redemption Notice to the Company in accordance with Section 5.8 of this Plan.  With respect to U.S. Taxpayers, in the event of the death, or disability as defined in U.S. Treasury Regulations section 1.409A-3(i)(4), Deferred Share Units will be redeemed, in cash, Shares or a combination as permitted under Section 5.8, by the end of the calendar year in which such disability or death occurs, or, if later, by the date that is two and one-half months following the date such disability or death occurs.  Notwithstanding the foregoing, in the event of death redemption may occur at a later date to the extent permitted under Section 409A of the Code.

5.6 Payment of Dividends

Subject to the absolute discretion of the Board and the limits stipulated in Section 8.1 of this Plan, in the event that a dividend (other than a stock dividend) is declared and paid by the Company on the Shares, a Participant may be credited with additional Deferred Share Units. Notwithstanding the foregoing, the Company will settle such dividends in cash in the event it does not have sufficient Shares to satisfy the obligation in Shares. The number of such additional Deferred Share Units, if any, will be calculated by dividing (a) the total amount of the dividends that would have been paid to the Participant if the Deferred Share Units in the Participant's account on the dividend record date had been outstanding Shares (and the Participant held no other Shares), by (b) the Market Price of the Shares on the date on which such dividends were paid.  Additional Deferred Share Units awarded pursuant to this Section 5.6 shall be subject to the same terms and conditions as the underlying Deferred Share Units to which they relate.

5.7 Change of Control

In the event of a Change of Control, all Deferred Share Units outstanding shall be redeemed for Shares or cash immediately prior to the Change of Control, provided that with respect to U.S. Taxpayers such Change of Control qualifies as a change in control event within the meaning of Section 409A of the Code and such redemption will occur within all cases by the end of the year in which such Change of Control occurs, or, if later, by the date that is two and one-half months following the date the Change of Control occurs.

5.8 Redemption of Deferred Share Units

Each Participant who is not a U.S. Taxpayer shall be entitled to redeem his or her Deferred Share Units during the period commencing on the business day immediately following the Retirement Date and ending on the ninetieth day following the Retirement Date by providing a written Redemption Notice to the Company.  With respect to U.S. Taxpayers, Deferred Share Units shall be redeemed as soon as practical following the U.S. Taxpayer's Separation from Service, and in all cases by the end of the year in which such Separation from Service occurs, or, if later, by the date that is two and one-half months after the date of the Separation from Service (subject to earlier redemption pursuant to Sections 5.5 and 5.7 hereof).  Notwithstanding the foregoing, if a U.S. Taxpayer is a Specified Employee (within the meaning of Section 409A of the Code) at the time of their entitlement to redemption as a result of their Separation from Service, the redemption will be delayed until the date that is six months and one day following the date of Separation from Service, except in the event of such U.S. Taxpayer's death before such date.

Except to the extent prohibited by the Exchange, upon redemption the Company shall redeem Deferred Share Units (i) for Participants who are not U.S. Taxpayers, in accordance with the election made in a Redemption Notice given by the Participant to the Company; and (ii) with respect to U.S. Taxpayers, in accordance with Sections 5.5, 5.7 and this 5.8, by:

(a) issuing that number of Shares issued from treasury equal to the number of Deferred Share Units in the Participant's account, subject to any applicable deductions and withholdings;

(b) paying in cash to, or for the benefit of, the Participant, the Market Price of any Deferred Share Units being redeemed on the Retirement Date, less any applicable Tax Obligation; or

(c) a combination of any of the Shares or cash in (a) or (b) above.

In the event a Participant resigns or is otherwise no longer an Eligible Director, Eligible Employee or Eligible Consultant during a year, then for any grant of Deferred Share Units that are intended to cover such year, the Participant will only be entitled to a pro-rated Deferred Share Unit payment in respect of such Deferred Share Units based on the number of days that the Participant was an Eligible Director, Eligible Employee or Eligible Consultant in such year in accordance with this Section 5.8, provided no such adjustment will alter the Participant's election made in Section 5.2.

No Participant who is resident in the U.S. may receive Shares for redeemed Deferred Share Units unless the Shares issuable upon redemption of the Deferred Share Units are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

PART 6
EMPLOYEE SHARE PURCHASE PROGRAM

6.1 Enrolment

An Eligible Employee may enter the Purchase Program by providing written notice to the Company (in the form prescribed by the Company) of the Eligible Employee's intention to enrol in the Purchase Program. In the written notice, the Program Participant shall specify his or her contribution amount as set out in Sections 6.8 and 6.9 of this Plan. Subject to the restrictions under the Company's blackout policy and compliance with securities laws, such authorization will take effect three weeks after the Company receives written notice and the Program Participant will be eligible to participate under the Purchase Program as of the next practicable payroll period in accordance with Section 6.8. Unless a Program Participant authorizes changes to his or her payroll deductions in accordance with Section 6.9 or withdraws from the Purchase Program, his or her deductions under the latest authorization on file with the Company shall continue from one payroll period to the succeeding payroll period as long as the Purchase Program remains in effect.

6.2 Restrictions

The Company may deny or delay the right to participate in the Purchase Program to any Eligible Employee if such participation would cause a violation of any applicable laws or the Company's blackout policy.

No Program Participant who is resident in the U.S. may purchase Program Shares unless the Program Shares are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

6.3 Change of Control

Upon the occurrence of a Change of Control, unless otherwise resolved by the Board, any enrolment in the Purchase Program will be deemed to have ceased immediately prior to the Change of Control and the amounts to be contributed to the Purchase Program shall not be used under the Purchase Program.

6.4 Administration of the Purchase Program

The Company may, from time to time, appoint a Program Agent to administer the Program on behalf of the Company and the Program Participants, pursuant to an agreement between the Company and the Program Agent which may be terminated by the Company or the Program Agent in accordance with its terms.

6.5 Dealing in the Company's Securities

The Program Agent may, from time to time, for its own account or on behalf of accounts managed by them, deal in securities of the Company. The Program Agent shall not deal in the Program Shares under the Purchase Program unless in accordance with the terms of this Program and shall not purchase for or sell to any account for which it is acting as principal.

6.6 Adherence to Regulation

The Program Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Program Agent a duty to take or refrain from taking any action under the Purchase Program and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Purchase Program.

6.7 Resignation of Program Agent

The Program Agent may resign as Program Agent under the Purchase Program in accordance with the agreement between the Company and the Program Agent, in which case the Company will appoint another agent as the Program Agent.

6.8 Payroll Deduction

Eligible Employees may enter the Purchase Program by authorizing payroll deductions to be made for the purchase of Program Shares. A Program Participant may contribute, on a per pay period basis, between 1% to 5% of a Program Participant's Compensation on each payday. All payroll deductions made by a Program Participant, after the Company has affected the necessary tax withholdings as required by law, shall be credited to his or her account under the Purchase Program. A Program Participant may not make any additional payments into such account.

6.9 Variation in Amount of Payroll Deduction

A Program Participant may authorize increases or decreases in the amount of payroll deductions subject to the minimum and maximum percentages set out in Section 6.8. In order to effect such a change in the amount of the payroll deductions, the Company must receive a minimum of three weeks written notice of such change in the manner specified by the Company.

6.10 Purchase of Program Shares

Program Shares purchased under the Purchase Program shall be purchased on the open market by the Program Agent. As soon as practicable following each pay period, the Company shall remit the total contributions to the Program Agent for the purchase of the Program Shares. The Program Agent will then execute the purchase order and shall allocate Program Shares (or fraction thereof) to each Program Participant's individual recordkeeping account. In the event the purchase of Program Shares takes place over a number of days and at different prices, then each Program Participant's allocation shall be adjusted on the basis of the average price per Program Share over such period.

6.11 Commissions and Administrative Costs

Commissions relating to the purchase of the Program Shares under the Purchase Program will be deducted from the total contributions submitted to the Program Agent. The Company will pay all other administrative costs associated with the implementation and operation of the Purchase Program.

6.12 Program Shares to be held by Program Agent

The Program Shares purchased under the Purchase Program shall be held by the Program Agent an account on behalf of the Program Participants. Program Participants shall receive quarterly statements that will evidence all activity in the accounts that have been established on their behalf. Such statements will be issued by the Program Agent. In the event a Program Participant wishes to hold certificates in his or her own name, the Program Participant must instruct the Program Agent independently and bear the costs associated with the issuance of such certificates and pay, if required, a fee for each certificate so issued. Fractional Program Shares shall be liquidated on a cash basis only in lieu of the issuance of certificates for such fractional Program Shares upon the Program Participant's withdrawal from the Purchase Program.  For avoidance of doubt, Program Participants will be the beneficial shareholders of the Program Shares purchased on their behalf in the Purchase Program and shall have all the rights to vote and to dividends and other rights inherent to being shareholders.

6.13 Sale of Program Shares

Subject to the Company's blackout policy and applicable laws, each Program Participant may sell at any time all or any portion of the Program Shares acquired under the Purchase Program and held by the Program Agent by notifying the Program Agent who will execute the sale on behalf of the Program Participant, provided that the Program Participant shall have held such Program Shares for a minimum period of twelve months. The Program Participant shall pay commission and any other expenses incurred with regard to the sale of the Program Shares. All such sales of the Program Shares will be subject to compliance with any applicable federal or state securities, tax or other laws. Each Program Participant assumes the risk of any fluctuations in the market price of the Program Shares.

6.14 Withdrawal

Upon the Company receiving three weeks prior written notice, a Program Participant may cease making contributions to the Purchase Program at any time by changing his or her payroll deduction to zero. If the Program Participant desires to withdraw from the Purchase Program by liquidating all or part of his or her shareholder interest, the Program Participant must contact the Program Agent directly and the Program Participant shall receive the proceeds from the sale less commission and other expenses on such sale.

6.15 Termination of Rights under the Purchase Program

The Program Participant's rights under the Purchase Program will terminate when he or she ceases to be an eligible Participant due to retirement, resignation, death, termination or any other reason. A notice of withdrawal will be deemed to have been received from a Program Participant on the day of his or her final payroll deduction. If a Program Participant's payroll deductions are interrupted by any legal process, a withdrawal notice will be deemed as having been received on the day the interruption occurs.

6.16 Disposition of Program Shares

In the event of the Program Participant's termination of rights under Section 6.15 of this Plan, the Program Participant will be required to:

(a) sell any shares then remaining in the Program Participant's account;

(b) transfer all remaining shares to an individual brokerage account; or

(c) request the Company's transfer agent to issue a share certificate to the Program Participant for any shares remaining in the Program Participant's account.

6.17 Fractional Program Shares and Unused Amounts

Any fractional shares remaining in the Program Participant's account will be sold and the proceeds will be sent to the Program Participant. Any contributed cash amounts in the Program Participant's account will be returned to the Program Participant.

6.18 Failure to Notify

If the Program Participant does not select any of the options set out in Section 6.16 within 30 days, the Program Participant will be sent a certificate representing his or her whole Program Shares. The Program Participant will also receive a check equal to your proceeds from the sale of any fractional shares, less applicable transaction and handling fees.

6.19 Termination or Amendment of the Purchase Program

Subject to regulatory or Exchange approval, the Board may amend, suspend, in whole or in part, or terminate the Purchase Program upon notice to the Program Participants without their consent or approval. If the Purchase Program is terminated, the Program Agent will send to each Program Participant a certificate for whole Program Shares under the Purchase Program together with payment for any fractional Program Shares, and the Company or the Program Agent, as the case may be, will return all payroll deductions and other cash not used in the purchase of the Program Shares. If the Purchase Program is suspended, the Program Agent will make no purchase of the Program Shares following the effective date of such suspension and all payroll deductions and cash not used in the purchase of the Program Shares will remain on the Program Participant's account with the Program Agent until the Purchase Program is re-activated.

6.20 Employer Contributions

During the first payroll period after a Program Participant has delivered his or her payroll deduction authorization or participation notice in accordance with Section 6.1, the Company, at its sole option, may record its obligation to make an Employer Contribution to the Program Participant's account in accordance with the terms of the Purchase Program. Program Shares purchased with Employer Contributions will be designated as "Employer Shares" and the number of Employer Shares to be issued to a Program Participant and credited to the Program Participant's account under the Purchase Program shall be at the option of the Board and based on the Market Price for the Program Shares on the last Trading Day of the applicable month, however the issuance of such Employer Shares will be deferred by the Company for a period of twelve months following the last Trading Day of such month, subject to Section 6.15. The Company will purchase such Employer Shares at market.

PART 7
WITHHOLDING TAXES

7.1 Withholding Taxes

Subject to all applicable requirements under Exchange Policy 4.4, the Company or any Designated Affiliate may take such steps as are considered necessary or appropriate for the withholding of any taxes or other amounts which the Company or any Designated Affiliate is required by any law or regulation of any governmental authority whatsoever to withhold in connection with any Award including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of any Shares to be issued under this Plan, until such time as the Participant has paid the Company or any Designated Affiliate for any amount which the Company or Designated Affiliate is required to withhold by law with respect to such taxes or other amounts. Without limitation to the foregoing, the Board may adopt administrative rules under this Plan, which provide for the automatic sale of Shares (or a portion thereof) in the market upon the issuance of such Shares under this Plan on behalf of the Participant to satisfy withholding obligations under an Award.

PART 8
GENERAL

8.1 Number of Shares

The aggregate number of Shares that may be issued under this Plan (together with any other securities-based compensation arrangements of the Company in effect from time to time, which for this purpose includes outstanding options from the Company's former stock option plan (the "Original Plan") shall not exceed 10% of the outstanding issue from time to time, such Shares to be allocated among Awards and Participants in amounts and at such times as may be determined by the Board from time to time. No Award that can be settled in Shares issued from treasury may be granted if such grant would have the effect of causing the total number of Shares subject to such Award to exceed the above-noted total numbers of Shares reserved for issuance pursuant to the settlement of Awards. No Award may be granted or issued unless the Award is allocated to a particular Participant.

In addition, the aggregate number of Shares that may be issued and issuable under this Plan (when combined with all of the Company's other security-based compensation arrangements, as applicable),

(a) to any one Participant, within any one-year period shall not exceed 5% of the Company's outstanding issue, unless the Company has received Disinterested Shareholder Approval;

(b) to any one Consultant (who is not otherwise an Eligible Director), within a one-year period shall not exceed 2% of the Company's outstanding issue;

(c) to Investor Relations Service Providers (as a group), within a one-year period shall not exceed 2% of the Company's outstanding issue, provided however, that such persons shall only be granted Options under an Award and in no event will such persons be eligible to receive Restricted Share Units or Deferred Share Units;

(d) to Insiders (as a group) shall not exceed 10% of the Company's outstanding issue from time to time;

(e) to Insiders (as a group) within any one-year period shall not exceed 10% of the Company's outstanding issue; and

(f) to any one Insider and his or her associates or Affiliates within any one-year period shall not exceed 5% of the Company's outstanding issue from time to time.

In no event will the number of Shares that may be issued to any one Participant pursuant to Awards under this Plan (when combined with all of the Company's other security-based compensation arrangement, as applicable) exceed 5% of the Company's outstanding issue from time to time.

For the purposes of this Section 8.1, "outstanding issue" means the total number of Shares, on a non-diluted basis, that are issued and outstanding as at the date of any grant or issuance of an Award.

8.2 Lapsed Awards and Awards Settled in Cash

If Awards are settled in cash, cancelled, surrendered, terminated, forfeited or expire without being exercised in whole or in part, new Awards may be granted covering the Shares not issued under such lapsed Awards, subject to any restrictions that may be imposed by the Exchange.

8.3 Adjustment in Shares Subject to this Plan

If there is any change in the Shares through the declaration of stock dividends of Shares, through any consolidations, subdivisions or reclassification of Shares, or otherwise, the number of Shares available under this Plan, the Shares subject to any Award, and the exercise price of any Option shall be adjusted as determined to be appropriate by the Board, and, subject to any required approval of the Exchange pursuant to Section 4.7(d) of Exchange Policy 4.4, such adjustment shall be effective and binding for all purposes of this Plan.

8.4 Vesting Restrictions

Notwithstanding any other provision of this Plan to the contrary, no Award (other than Options), may vest before the date that is one year following the date the Award is granted or issued, provided that this requirement may be accelerated for a Participant who dies or who ceases to be a Participant under the provisions hereof in connection with a Change of Control, take-over bid, reverse take-over or other similar transaction.

Options granted to Investor Relations Service Providers must vest in accordance with Section 3.4. There can be no acceleration of the vesting requirements applicable to Options granted to Investor Relations Service Providers without prior written approval from the Exchange.

8.5 Hold Periods

All Awards under this Plan are subject to any applicable resale restrictions under securities laws and the Exchange four-month hold period, if applicable.  Certificates or other instruments will bear a legend stipulating any resale restrictions and the Exchange hold period required under applicable securities laws and Exchange policies.

8.6 Non-Transferability

Any Awards accruing to any Participant in accordance with the terms and conditions of this Plan shall not be transferable or assignable to anyone unless specifically provided herein. During the lifetime of a Participant all Awards may only be exercised by the Participant. Awards are non-transferable and non-assignable except by will or by the laws of descent and distribution.

8.7 Employment

Nothing contained in this Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Company or any Affiliate, or interfere in any way with the right of the Company or any Affiliate to terminate the Participant's employment at any time. Participation in this Plan by a Participant is voluntary.

8.8 Record Keeping

The Company shall maintain a register in which shall be recorded:

(a) the name and address of each Participant;

(b) the number of Awards granted to each Participant and relevant details regarding such Awards; and

(c) such other information as the Board may determine.

8.9 Necessary Approvals

The issue of Shares under this Plan is prohibited until the date that the Company obtains approval of this Plan (a) by Disinterested Shareholder Approval; and (b) by the Exchange (collectively, the "Effective Date"). Notwithstanding the foregoing, the Board may issue Awards prior to the Effective Date, with all such Awards subject to the following additional restrictions unless and until the occurrence of the Effective Date: (a) all Awards will be prohibited from being converted or exchanged for Shares; (b) all Awards will terminate upon a Change of Control or upon either the shareholders of the Company or the Exchange failing to approve this Plan; and (c) if required, specific shareholder approval is obtained for such issuances in accordance with Section 5.2(h) of Exchange Policy 4.4.

8.10 Amendments to Plan

The Board shall have the power to, at any time and from time to time, either prospectively or retrospectively, amend, suspend or terminate this Plan or any Award granted under this Plan without shareholder approval, including, without limiting the generality of the foregoing: changes of a clerical or grammatical nature, changes to clarify existing provisions of the Plan, changes to the exercise price, vesting, changes to the authority and role of the Board under this Plan, and any other matter relating to this Plan and the Awards that may be granted hereunder, provided however that:

(a) such amendment, suspension or termination is in accordance with applicable laws and the rules of the Exchange and any other stock exchange on which the Shares are listed, and provided that any such amendment has been approved by the Exchange, as applicable;

(b) no amendment to this Plan or to an Award granted hereunder will have the effect of impairing, derogating from or otherwise adversely affecting the terms of an Award which is outstanding at the time of such amendment without the written consent of the holder of such Award;

(c) the expiry date of an Option Period in respect of an Option shall not be more than ten years from the date of grant of an Option except as expressly provided in Section 3.4;

(d) the Directors shall obtain Disinterested Shareholder Approval of any amendments as required by the Exchange, including without limitation, the below:

(i) changes regarding the persons eligible to participate in this Plan;

(ii) any amendment to the number of Shares specified in Section 8.1;

(iii) any amendment to the limitations on Shares that may be reserved for issuance, or issued, to Insiders; or

(iv) any amendment that would reduce the exercise price of an outstanding Option other than pursuant to Section 8.3; and

(v) any amendment that would extend the expiry date of the Option Period in respect of any Option granted under this Plan that benefits an Insider of the Company.

If this Plan is terminated, the provisions of this Plan and any administrative guidelines and other rules and regulations adopted by the Board and in force on the date of termination will continue in effect as long as any Award or any rights pursuant thereto remain outstanding and, notwithstanding the termination of this Plan, the Board shall remain able to make such amendments to this Plan or the Award as they would have been entitled to make if this Plan were still in effect.

8.11 No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Plan.

8.12 Eligibility

In connection with an Award to be granted to any Eligible Employee or Eligible Consultant, it shall be the responsibility of such person and the Company to confirm that such person is a bona fide Eligible Employee or Eligible Consultant, as applicable, for the purposes of participation under the Plan.

8.13 Section 409A

It is intended that any payments under the Plan to U.S. Taxpayers shall be exempt from or comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code.  Amendment, substitution or termination, as permitted under Plan, of Awards of U.S. Taxpayers will be undertaken in a manner to avoid adverse tax consequences under Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no assurance that Awards will satisfy the requirements of Section 409A of the Code.  Participants remain solely liable for all taxes, penalties and interest that may arise as a result of the grant, exercise, vesting or settlement of Awards under the Plan.

8.14 Compliance with U.S. Securities Laws

The Board shall not grant any Awards that may be denominated or redeemed in Shares to residents of the U.S. unless such Awards and the Shares issuable upon exercise or redemption thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

8.15 Compliance with Applicable Law, etc.

If any provision of this Plan or any agreement entered into pursuant to this Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange having authority over the Company or this Plan, including for greater certainty Exchange Policy 4.4 - Security Based Compensation, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

8.16 Term of the Plan

This Plan shall remain in effect until it is terminated by the Board. This Plan and all Awards issued hereunder will terminate immediately without any further action if the shareholder resolution required to trigger the Effective Date is not approved by the shareholders or if the Exchange determines not to approve this Plan.

PART 9
ADMINISTRATION OF THIS PLAN

9.1 Administration by the Committee

(a) Unless otherwise determined by the Board or set out herein, this Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board and constituted in accordance with such Committee's charter.

(b) The Committee shall have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan, to:

(i) adopt and amend rules and regulations relating to the administration of this Plan and make all other determinations necessary or desirable for the administration of this Plan. The interpretation and construction of the provisions of this Plan and related agreements by the Committee shall be final and conclusive. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry this Plan into effect and it shall be the sole and final judge of such expediency; and

(ii) otherwise exercise the powers delegated to the Committee by the Board and under this Plan as set forth herein.

9.2 Board Role

(a) The Board, on the recommendation of the Committee, shall determine and designate from time to time the individuals to whom Awards shall be made, the amounts of the Awards and the other terms and conditions of the Awards.

(b) The Board may delegate any of its responsibilities or powers under this Plan to the Committee, provided that the grant of all Awards under this Plan shall be subject to the approval of the Board. No Award shall be exercisable in whole or in part unless and until such approval is obtained.

(c) In the event the Committee is unable or unwilling to act in respect of a matter involving this Plan, the Board shall fulfill the role of the Committee provided for herein.

PART 10
TRANSITION

10.1 Replacement of Original Plan

Subject to Section 10.2, as of the Effective Date, this Plan replaces the Original Plan and, after the Effective Date, no further Options or Restricted Share Units will be granted under the Original Plan.

10.2 Outstanding Options and Restricted Share Units under the Original Plan

Notwithstanding Section 10.1 but subject to the "Blackout Period" provisions of Section 3.4 hereunder, all Options and Restricted Share Units previously granted under the Original Plan prior to the Effective Date that remain outstanding after the Effective Date will, effective as of the Effective Date, be governed by the terms of this Plan and not by the terms of the Original Plan, except to the extent otherwise required in order to avoid adverse tax consequences under Section 409A of the Code with respect to awards to U.S. Taxpayers.

"George Salamis"

George Salamis
President & Chief Executive Officer